Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2020 Financial Results

Net Investment Income (Loss) Improved Year Over Year by 80% on a per Share Basis in the First Quarter of 2020

Boca Raton, Fla. – May 07, 2020 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three months ended March 31, 2020.

First Quarter 2020 Financial Highlights

•Net investment income (loss) ("NII") of $(0.28) million, or $(0.01) per share, for the three months ended March 31, 2020; an improvement of 80%, on a per share basis, over net investment loss of $(0.99) million, or $(0.05) per share, for the three months ended March 31, 2019.
•Total investment income of $15.8 million for the three months ended March 31, 2020; an increase of 14.8% over total investment income of $13.8 million for the three months ended March 31, 2019.
•Adjusted net investment income (“ANII”)1 of $4.3 million, or $0.21 per share, for the three months ended March 31, 2020; a decrease of 52.3%, on a per share basis, over ANII of $8.3 million, or $0.44 per share, for the three months ended March 31, 2019.
•Net asset value (“NAV”) of $312.5 million, or $15.00 per share, at March 31, 2020; a decrease of 4.5%, on a per share basis, over NAV of $15.70 per share at December 31, 2019.
•Debt-to-equity ratio of 1.44x at March 31, 2020.
•Total investment portfolio increased by 18.8% to $662.4 million at March 31, 2020, from $557.7 million at March 31, 2019.
•The Company paid a first quarter 2020 cash dividend of $0.44 per share on March 31, 2020 to shareholders of record as of March 18, 2020

First Quarter 2020 Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $52.8 million of U.S. Small Business Administration ("SBA") 7(a) loans during the three months ended March 31, 2020; compared to $97.8 million of SBA 7(a) loans funded for the three months ended March 31, 2019.
•Newtek announced Congress’ approval of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), highlighting NSBF’s position as a nationally licensed SBA lender to originate

Exhibit 99.1
Paycheck Protection Action (“PPP”) loans and thereby support American small businesses in these challenging times

Subsequent First Quarter 2020 Loan Highlights

•NSBF has obtained SBA loan (E-Tran) numbers for $1.1 billion of PPP loans.
•NSBF estimates that its PPP lending activity will contribute to record NII and ANII for the second quarter of 2020.
•NSBF estimates that upwards of 130,000 PPP borrowers' employees could be retained if NSBF’s total potential funding of the $1.1 billion in PPP loans is reached.
•In April, NSBF received approximately $17.7 million from the U.S. Treasury pursuant to the CARES Act, to pay the principal and interest on its SBA 7(a) loan portfolio in regular servicing (accrual) status, which, as a result, is 98.6% current on all payments as of April 30, 2020.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We have experienced a number of challenges over our 20-year operating history, however we believe that the current unprecedented situation affecting the U.S. economy is by far our greatest challenge to date. I believe, however, that with adversity comes opportunity. I recently addressed my staff and relayed to them that we now have the single greatest opportunity to assist U.S. small businesses in the history of our Company. I impressed upon Newtek staff that we must all seize the day to support our U.S. small business clientele to help them sustain and improve the many facets of their businesses in order to weather this difficult time and ready themselves to move forward post COVID-19 quarantines. We are gratified to have been able to provide access to funding through the PPP to help the U.S. small business community maintain their business and employees, as well as facilitating their employees’ transitions to work remotely with the support and guidance of our portfolio companies managed technology solutions teams. In addition, through our portfolio companies, we have the capability to address and support our clients’ numerous additional business needs, including payroll solutions, insurance solutions, and eCommerce solutions. We believe that the current challenges present Newtek with the opportunity to grow our business because we have the financial products and business solutions to assist our clients with sustaining and improving their operations during these challenging times.

Mr. Sloane continued, “Our NAV declined by 4.5%, on a per share basis, from December 31, 2019 to March 31, 2020, based on higher cost of capital and as a result of stressing our loan portfolio to forecast potential higher levels of cumulative default frequency over the life of the portfolio. Even at this stressed level of default frequency and loss severity, we believe that our 6% floating-rate coupon SBA 7(a) unguaranteed loan portfolio still maintains its value. Although we have withdrawn our full year 2020 dividend guidance, we are forecasting record ANII for the second quarter of 2020 based on our PPP loans funded to date and the total amount of PPP loans with SBA loan (E-Tran) numbers that we anticipate funding during the remainder of the second quarter. As a result of Newtek’s steady operations and NSBF’s herculean efforts in the PPP, the second quarter of 2020 is expected to achieve the single largest quarterly earnings in the Company’s 21 quarters since converting to a BDC. In addition, with the passing of the CARES Act, the federal government recognized that small businesses employ close to 50% of the U.S. workforce and, in doing so, in partnership with its SBA lenders, the SBA has begun the process of providing six months of payments of principal and interest to every one of our SBA 7(a) borrowers in regular (accrual) servicing status. To that end, on April 29, 2020, we received in excess of $17.7 million from the SBA earmarked for the principal and interest payments for our SBA 7(a) borrowers in regular servicing (accrual) status, which offered a tremendous economic benefit to our borrowers while the economy recovers. As a result, as of April 30, 2020, our SBA 7(a) loan portfolio in accrual status was 98.6% current with payments. These principal and interest payments enabled us to achieve full servicing income as well as pay down securitization debt, which pleased our asset-backed bond holders who are currently experiencing overcollateralization and now further enhancement of the securitized bond structure. Due to the nature of the economy, we believe that prepayment speeds will slow significantly going forward, which enhances valuation of our servicing asset and the performance of our non-conforming and SBA loan portfolios.”

Exhibit 99.1

Mr. Sloane continued, “Newtek Conventional Lending, the Company’s joint venture, funds non-conforming conventional loans, and portfolio company Newtek Business Lending, LLC, originates SBA 504 loans and non-conforming conventional loans. The portfolio of closed and committed non-conforming conventional loans had a total principal balance of approximately $92 million and is 100% current on payments as of April 30, 2020. This level of performance is a testimony to funding borrowers with favorable business models.”

Mr. Sloane further commented, “In summation, we believe the current COVID-19 pandemic and resulting economic crisis may present an opportunity for Newtek and its business model. Our primary challenge will be to manage the credits in the portfolio and help our clients navigate these difficult economic conditions. We are extremely proud of NSBF's ability to process 8,651 PPP loans in a few weeks' time, which is over 3 times the size of our existing SBA 7(a) loan portfolio. We believe NSBF will likely fund PPP loans equal to 2 years’ worth of SBA 7(a) production in two months’ time. The PPP is legislatively scheduled to conclude on June 30, 2020, unless it is extended by the government. At that time, we expect to transition back to our normal SBA 7(a) lending activity. As of the date of this release, there is approximately $120 billion of SBA 7(a) appropriation remaining for PPP loans and SBA 7(a) loans.”

Mr. Sloane concluded, “We were able to offer every single one of our SBA 7(a) borrowers the opportunity to apply for a PPP loan to provide them additional aid in the event they needed to keep their employees intact. We view our 450 Company and portfolio company employees as heroes who, in addition to performing their normal job functions, have performed patriotic duties 24 hours a day, 7 days per week in many cases, steadfastly serving U.S. small business owners who employ hundreds of thousands of workers across the U.S. We have cultivated many new relationships with customers and garnered valuable data, both of which we believe will be valuable and everlasting resources. Due to the PPP, many new alliance partners and clients have become acquainted with Newtek’s technology offerings, and financial and business solutions across financing, payment processing, payroll, insurance, and IT solutions. We look forward to reviewing our quarterly performance and NAV in greater detail on tomorrow morning’s conference call.”

Investor Conference Call and Webcast

A conference call to discuss first quarter 2020 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Chris Towers, Chief Accounting Officer, tomorrow, Friday, May 8, 2020 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as net investment income (loss) plus net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

Exhibit 99.1
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $436,474 and $429,697, respectively; includes $353,846 and $364,063, respectively, related to securitization trusts)	$419,486	$417,223
SBA guaranteed non-affiliate investments (cost of $23,676 and $23,345, respectively)	25,152	25,004
Controlled investments (cost of $118,995 and $107,300, respectively)	216,723	215,817
Non-control/affiliate investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Total investments at fair value	662,361	659,044
Cash	37,073	1,762
Restricted cash	33,452	31,445
Broker receivable	1,683	51,173
Due from related parties	3,853	2,972
Servicing assets, at fair value	26,309	24,411
Right of use assets	7,724	7,990
Other assets	19,022	18,614
Total assets	$791,477	$797,411

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$44,069	$30,000
Notes due 2023 (par: $57,500 as of March 31, 2020 and December 31, 2019)	56,152	56,035
Notes due 2024 (par: $63,250 as of March 31, 2020 and December 31, 2019)	61,460	61,354
Notes payable - Securitization trusts (par: $261,082 and $276,637 as of March 31, 2020 and December 31, 2019)	257,056	272,376
Notes payable - related parties	24,213	12,163
Due to related parties	338	131
Lease liabilities	9,596	9,897
Deferred tax liabilities	9,494	12,405
Accounts payable, accrued expenses and other liabilities	16,634	20,824
Total liabilities	479,012	475,185

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 20,838 and 20,530 issued and outstanding, respectively)	417	411
Additional paid-in capital	296,577	289,963
Accumulated undistributed earnings	15,471	31,852
Total net assets	312,465	322,226
Total liabilities and net assets	$791,477	$797,411
Net asset value per common share	$15.00	$15.70

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

	Three Months ended March 31,
	2020	2019
Investment income
From non-affiliate investments:
Interest income	$7,322	$7,017
Servicing income	2,715	2,428
Other income	906	921
Total investment income from non-affiliate investments	10,943	10,366
From non-control/affiliate investments:
Dividend income	20	31
From controlled investments:
Interest income	457	217
Dividend income	4,382	3,150
Total investment income from controlled investments	4,839	3,367
Total investment income	15,802	13,764
Expenses:
Salaries and benefits	3,447	3,588
Interest	5,184	4,735
Depreciation and amortization	115	129
Professional fees	964	984
Origination and loan processing	1,824	1,653
Origination and loan processing - related party	2,638	2,188
Change in fair value of contingent consideration liabilities	54	46
Other general and administrative costs	1,858	1,427
Total expenses	16,084	14,750
Net investment loss	(282)	(986)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	4,513	9,344
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	(183)	70
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	(4,511)	2,629
Net unrealized (depreciation) appreciation on controlled investments	(10,789)	(1,947)
Change in deferred taxes	2,911	529
Net unrealized (depreciation) appreciation on servicing assets	1,088	(556)
Net realized and unrealized gains (losses)	$(6,971)	$10,069
Net (decrease) increase in net assets resulting from operations	$(7,253)	$9,083
Net (decrease) increase in net assets resulting from operations per share	$(0.35)	$0.48
Net investment loss per share	$(0.01)	$(0.05)
Dividends and distributions declared per common share	$0.44	$0.40
Weighted average number of shares outstanding	20,738	19,003

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended March 31, 2020	Per share	Three months ended March 31, 2019	Per share
Net investment loss	$(282)	$(0.01)	$(986)	$(0.05)
Net realized gain on non-affiliate investments - SBA 7(a) loans	4,513	0.22	9,344	0.49
Loss on lease	—	—	(78)	(0.00)
Change in fair value of contingent consideration liabilities	54	0.00	46	0.00
Adjusted Net investment income	$4,285	$0.21	$8,326	$0.44